EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
SYSTEMS & COMPUTER TECHNOLOGY CORPORATION AND SUBSIDIARIES


                                                   Three months ended
                                            Dec. 31, 1995    Dec. 31, 1994


PRIMARY

Average shares outstanding                   14,050,674       12,458,579

Net effect of dilutive stock options--
   based on the treasury stock method
   using average market price                 1,073,427        1,191,860
                                            -----------      -----------
Total                                        15,124,101       13,650,439
                                            ===========      ===========

Net income                                  $ 2,263,000      $ 2,971,000
                                            ===========      ===========

Net income per share                              $0.15            $0.22
                                                  =====            =====



FULLY DILUTED

Average shares outstanding                   14,050,674       12,458,579

Net effect of dilutive stock options--
   based on the treasury stock method
   using the end of period market price,
   if higher than average market price        1,148,743        1,191,860

Assumed conversion of 6 1/4 % convertible
   subordinated debentures                    2,085,000        2,300,000
                                            -----------      -----------
Total                                        17,284,417       15,950,439
                                            ===========      ===========

Net Income                                  $ 2,263,000      $ 2,971,000

Add 6 1/4 % convertible subordinated
   debenture interest, net of income
   tax effect                                   308,000          374,000
                                            -----------      -----------
Net income, as adjusted                     $ 2,571,000      $ 3,345,000
                                            ===========      ===========

Net income per share                              $0.15            $0.21
                                                  =====            =====